Exhibit 99.1
REPUBLIC CONTACTS
Media Inquiries: Will Flower     (480) 718-6565
Investor Inquiries: Ed Lang     (480) 627-7128
Republic Services, Inc. Authorizes
$750 million for stock repurchases

    •     Program extends through 2013
    •     Supports long-term stockholder returns
Phoenix, AZ, Aug. 15, 2011 — Republic Services, Inc. (NYSE: RSG) today announced that its Board of Directors has authorized the repurchase of up to $750 million of its common stock through December 31, 2013. This authorization is in addition to the amount remaining under the Board’s $400 million repurchase authorization in November 2010.
“Republic will continue to utilize the stock repurchase program as an effective way to increase long-term value for our stockholders,” said Donald W. Slager, president and chief executive officer. “Republic is maintaining its long-term objectives of cash returns to stockholders, a strong capital structure and investment grade ratings.”
At current prices, $750 million represents approximately 7.4 percent of the Company’s outstanding shares of stock.
Republic’s stock repurchase will be funded using excess cash on hand, cash flow from operations and proceeds from borrowings, if necessary. The stock repurchases may be made in the open market, in privately negotiated transactions or a combination of both. The timing and amounts of any repurchases will be at the discretion of management and will depend on many factors, including the market price of the common stock, overall market conditions and possible acquisitions. The common stock that is repurchased will be held in treasury.

About Republic
Republic Services, Inc. provides recycling and solid waste collection, transfer and disposal services in the United States. The Company’s various operating units, including collection companies, transfer stations, recycling centers and landfills, are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. For more information, visit the Republic Services website at www.republicservices.com. The Company participates in investor presentations and conferences throughout the year. Interested parties can find a schedule of these conferences at www.republicservices.com by selecting “Calendar” under the Investor Relations tab. Live audio presentations from earnings calls and investor conferences are webcast on the Republic website.